Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-134864

$500,000,000
AMERICAN EXPRESS CREDIT CORPORATION
FLOATING RATE 5-YEAR NOTES

Terms and Conditions:

Issuer:	American Express Credit Corporation

Form:	Senior Medium Term Notes, Series C

Ratings:	Aa3/A+/A+ (Stable/Negative/Stable)

Trade Date:	June 13, 2006

Settlement Date:	June 16, 2006

Maturity:	June 16, 2011

Par Amount:	$500,000,000

Floating Rate:	1mo. USD-BBA-LIBOR Telerate 3750

Reoffer Spread vs. LIBOR:	+16 bps

Issue Price:	100.00%

Day Count Convention:	Actual/360, Adjusted Modified Following

Coupon Payment Dates:	Monthly on the 16th, commencing on July 16th, 2006. If any interest reset date would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to next succeeding business day.

Call Date:	Not Callable

Interest Determination Date:	Two London Business Days prior to each Interest Reset Date.

Minimum Denominations / Multiples:	$100,000 X $1,000

Cusip:	0258M0CN7

Bookrunners:	Citigroup RBS Greenwich Capital

Co-Managers:	Deutsche Bank JPMorgan Utendahl Capital Partners, L.P. Wachovia Securities

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407.